Exhibit 4.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE THEY BOTH ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Acquisition Agreement

in respect of

[the SunnyWorld Project]

among

[Noah Kekong Entity]

and

[Xinting Investment Entity]

and

[Nanchang Qingting Entity]

and

[United Win China Entity]

and

[Shanghai Qingting Entity]

and

[New World Qingdao Entity]

and

[Actual Controller 1 of Party C]

&

[Actual Controller 2 of Party C]

Date of Signing: [●]

Contents

1	DEFINITIONS AND INTERPRETATION	3

2	PROPOSED TRANSACTION	4

3	TARGET EQUITY TRANSFER AND RESTRUCTURED DEBTS REPAYMENT	6

4	REPRESENTATIONS, WARRANTIES, AND COMMITMENTS	11

5	TERMINATION	14

6	INDEMNITY	14

7	CONFIDENTIALITY	15

8	FORCE MAJEURE	16

9	EXCLUSIONS	16

10	TAXES AND FEES	16

11	APPLICABLE LAWS AND DISPUTE RESOLUTION	17

12	DELIVERY	17

13	MISCELLANEOUS	18

SCHEDULE 1 BASIC INFORMATION OF THE TARGET COMPANY		27

SCHEDULE 2 BASIC INFORMATION OF THE TARGET PROPERTY		28

SCHEDULE 3 LIST OF DELIVERED ITEMS		31

SCHEDULE 4 CALCULATION OF RESTRUCTURED DEBTS (INCLUDING RESTRUCTURING GRACE COMPENSATION)		32

SCHEDULE 5 PAYMENT OF EQUITY TRANSFER CONSIDERATION		33

ANNEX 1 DEFINITIONS		35

ANNEX 2 FURTHER REPRESENTATIONS AND WARRANTIES		39

1

ANNEX 3 PRE-CLOSING COMMITMENTS	46

ANNEX 4 FORM OF EQUITY TRANSFER AGREEMENT	49

ANNEX 5 RESIGNATION LETTERS OF THE DIRECTORS, SUPERVISORS AND SENIOR EXECUTIVES	53

ANNEX 6 TERMINATION CONTRACT	57

2

Acquisition Agreement

This Acquisition Agreement (“this Agreement”) is made and entered into among the following Parties in Shanghai on the 9th day of May, 2021:

(1)	[Noah Kekong Entity], with its registered office at [●] (or its designated Affiliates [Kekong Entity 1], [Kekong Entity 2], [Kekong Entity 3], and [Kekong Entity 4], “Party A”);
(2)	[Xinting Investment Entity], with [Cinda International Shanghai Entity] as its Managing Partner and its registered office at [●] (“Party B”);
(3)	[Nanchang Qingting Entity], with its registered office at [●] (“Party C1” or “Nanchang Qingting”);
(4)	[United Win China Entity], with its registered office at [●] (“Party C2” or “United Win China”; Party C2 and Party C1 are jointly referred to as “Party C”);
(5)	[Actual Controller 1 of Party C], with the passport numbered [●] and domicile at [●] (“Party D1” or the “Actual Controller”);
(6)

[Actual Controller 2 of Party C], with the passport numbered [●] and domicile at [●] (the spouse of [Actual Controller 1 of Party C], “Party D2”; Party D2 and Party D1 are jointly referred to as “Party D” or the “Actual Controllers”);

(7)	[New World Qingdao Entity], with its domicile at [●] (the “Guarantor”); and
(8)	[Shanghai Qingting Entity], with its registered office at [●] (the “Target Company”).

(Hereinafter, also individually referred to as “Party” and jointly referred to as “Parties”; for the purpose of convenience, Party C and Party D are jointly referred to as “SunnyWorld Parties”.)

Whereas:

(A)

The Target Company is a limited liability company registered and incorporated under the laws of China (Its basic information as of the Signing Date of this Agreement is indicated in Schedule 1 hereto). Currently, it is the sole owner of [the SunnyWorld Project] located at the following addresses: [●], with the real estate certificates numbered [●] and [●], the “Target Property”, including the self-numbered Building A, Building B, Building C and Building D). The basic information of the Target Property as of the Signing Date of this Agreement is indicated in Schedule 2 hereto. As of the Signing Date of this Agreement, Party B holds 100% of the Equity in the Target Company and all the current and future rights, dividends, titles and interests attached thereto, including all the real estate rights to the entire Target Property enjoyed by holding the Target Company (the “Target Equity”). All registered capital of the Target Company has been fully paid.

(B)

Party B agrees and acknowledges that it will sell the Target Equity it holds to the party designated by Party A under the terms and conditions specified in this Agreement, and each Party agrees and acknowledges that the four Affiliates of Party A ([Kekong Entity 1], [Kekong Entity 2], [Kekong Entity 3] and [Kekong Entity 4], which will acquire the Target Equity according to the equity percentages of [●]%, [●]%, [●]%, and [●]%) will, under the terms and conditions stipulated in this Agreement, acquire the Target Equity held by them to Party B and complete the repayment of the Restructured Debts so that Party A will control the Target Company and its assets, including but not limited to the Target Property; upon the completion of the Proposed Transaction, unless otherwise specified in this Agreement, the Target Equity will not be pledged, sealed up or otherwise encumbered with other rights and benefits, the Target Company will be free of external guarantees, liabilities or contingent liabilities, the Target Property will not be pledged, sealed up or encumbered with other rights and benefits, and [Kekong Entity 1], [Kekong Entity 2], [Kekong Entity 3] and [Kekong Entity 4] will occupy Building A, Building B, Building C and Building D respectively (this Transaction is hereinafter referred to as the “Proposed Transaction”).

(C)

[China Cinda Entity Shanghai Branch] (“Cinda Shanghai Branch”) acquired the credits against the Target Company from [Bank of Shanghai Entity], [Shanghai Rural Commercial Bank Entity], [Shanghai Vanke Entity], and [Qingdao SunnyWorld Entity], and signed the Credits Acquisition Agreement with these entities aforementioned respectively on June 21, 2017.

(D)

Cinda Shanghai Branch, [Cinda International Shanghai Entity] (“Cinda International”), the Target Company, Nanchang Qingting and the Actual Controllers signed the Investment Framework Agreement on June 21, 2017 regarding the acquisition of the credits aforementioned and the subsequent debt restructuring arrangement; subsequently, with respect to the acquisition of the credits aforementioned and the subsequent debt restructuring arrangement, Cinda Shanghai Branch signed with the Target Company the Debt Restructuring Contract numbered [●], the Supplemental Agreement to the Debt Restructuring Contract numbered [•], the Supplemental Agreement to the Debt Restructuring Contract numbered [●], and the Supplemental Agreement II to the Debt Restructuring Contract (together with the related Subsidiary Agreement and Guarantee Agreement, etc., jointly referred to as the “Debt Restructuring Contract”).

NOW THEREFORE, the Parties hereto have concluded this Agreement on the basis of the principles of equal cooperation and mutual benefit for mutual compliance:

1	Definitions and Interpretation
1.1	Definitions

In this Agreement, the meanings set forth for defined terms are indicated in detail in Annex 1 hereto unless the context otherwise specifies or requires.

1.2	Interpretation
1.2.1

For the purpose of this Agreement, unless otherwise explicitly specified herein, (i) the terms “herein”, “hereof”, “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any particular clause, section or other sub-clause or sub-section; (ii) the terms “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” regardless of whether such terms are followed by such phrases or by words of like import; and (iii) all references herein to the clauses, recital, schedules and annexes shall refer to the relevant clauses, the recital, schedules and annexes of/to this Agreement. All annexes and schedules hereto, forming an integral part of this Agreement, shall constitute the entire agreement together with this Agreement. Any reference to this Agreement includes the schedules and annexes hereto.

1.2.2	The headings as used in this Agreement are included for the convenience of reference only and shall not be used in the interpretation hereof.
1.2.3

Unless otherwise specified in this Agreement, if the date on which a specific right hereunder can be exercised is not a Business Day, such right may be exercised on the first Business Day following such date; if the date on which an obligation shall be fulfilled hereunder is not a Business Day, such obligation shall be fulfilled on the first Business Day following such date (for the avoidance of doubt, any complete fulfillment of such obligation on the first Business Day following the due date for the fulfillment of such obligation shall not be deemed to be a breach of contract by the party fulfilling such obligation).

1.2.4

All references to agreements (including but not limited to this Agreement) and other contractual documents shall be deemed to include all annexes, schedules and appendices attached thereto and all such agreements and other contractual documents in effect and as subsequently amended, supplemented, renewed, replaced and modified.

1.2.5	Any reference herein to any date shall mean a calendar day and any reference herein to time shall mean Beijing time.
1.2.6

All references herein to documents (including account books, records or other data, etc.) shall mean documents in any forms, including records and information that are carried by paper, electronic media, optical disc media, magnetic disc media and film.

1.2.7

Notwithstanding any other provision of this Agreement, references herein to applicable laws shall include such applicable laws subsequently modified, changed, supplemented, or re-enacted from time to time.

1.2.8

References herein to government authorities shall refer to the central, provincial and local governments of China, including such ministries, commissions, bureaus and their dispatched agencies in the country and its provinces, municipalities directly under the central government, prefecture-level cities, counties, as well as those at other administrative levels as having jurisdiction over the activities of either Party related to the matters described in this Agreement, and also government authorities that inherit the functions of the authorities aforementioned by law.

2	Proposed Transaction

Each Party hereto agrees that the total costs/amount payable to be ultimately borne by Party A to complete the Proposed Transaction includes such Target Equity Transfer Consideration and the repaid amount of the Restructured Debts as subject to the calculation of the total repaid amount of the Restructured Debts specified in this Agreement, the total amount of RMB[●] as of March 28, 2021, and the restructuring grace compensation calculated under Schedule 4 hereto.

The Proposed Transaction in this Agreement is divided into two parts, which constitute an entire and integral transaction: (1) the transfer of the Target Equity (the Target Equity Transfer Consideration is RMB[●] million); and (2) the repayment of the Restructured Debts (As of March 28, 2021, the Restructured Debts (including but not limited to the principal of the Restructured Debts, restructuring grace compensation, and if any, other amount due and unpaid under the Debt Restructuring Contract) total RMB[●]; the specific total repaid amount of the Restructured Debts as of March 28, 2021 is indicated in detail herein). The two parts aforementioned are used to achieve the goal of the ultimate merger and acquisition of the Target Equity and all assets of the Target Company, including the Target Property. Party A agrees to pay Party B the Target Equity Transfer Consideration and to accept the Target Equity under the provisions of this Agreement. Party A also agrees to pay off all the Restructured Debts, for and on behalf of the Target Company, to Cinda Shanghai Branch. For the avoidance of doubt, Party A shall have the right to designate its Affiliates to acquire the Target Equity under this Agreement and pay the Target Equity Transfer Consideration for and on behalf of its Affiliates.

Party B, SunnyWorld Parties and the Target Company hereby agree that as of the Signing Date of this Agreement, the official seal, financial seal or any other seal of the Target Company shall not be used without the prior written consent of Party A.

2.1	Party A’s Transaction Account

Party A shall, within five (5) Business Days following the Signing Date of this Agreement, open a capital account (“Party A’s Transaction Account”) in the name of Party A at

[Nanyang Commercial Bank Shanghai Entity] (“Nanyang Commercial Bank”), which is specially used for depositing and paying the repaid amount of the Restructured Debts specified in this Agreement. Party A and Nanyang Commercial Bank sign the Account Receipt and Payment Bank-Enterprise Interlink Business Agreement of Nanyang Commercial Bank (China) Co., Ltd. in respect of Party A’s Transaction Account (the “Entrusted Payment Agreement”) to authorize Nanyang Commercial Bank to make payments to Party A’s Transaction Account under the provisions of the Entrusted Payment Agreement and this Agreement. In addition, the seals of designated personnel of Party A and Party B shall be added to the reserved bank seal card of Party A’s Transaction Account. Neither phone banking nor online banking is available to Party A’s Transaction Account.

2.2	Sale and Purchase of the Target Equity
2.2.1

Subject to the terms and conditions hereof, Party B agrees to sell and transfer to Party A the Target Equity of the Target Company held by Party B, and all rights, titles, interests and benefits of Party B in relation to the Target Equity, including but not limited to the right to declare, make or otherwise pay dividends or distributions, if any, and all related earnings in relation to the Target Property from the date when the Target Equity is changed to be registered in the name of Party A (inclusive, or the date when the new Business License for Party A’s Target Company to which the Target Equity is transferred, hereinafter referred to as the “Registration Date”).

2.2.2

Party A agrees to purchase and accept from Party B, all rights, titles, interests and benefits of Party B in relation to the Target Equity, including but not limited to the right to declare, make or otherwise pay dividends or distributions, if any, and all related earnings in relation to the Target Property. As of the Registration Date, Party A becomes the legal owner of the Target Equity, holds 100% of the Equity of the Target Company, and also the Target Property through the Target Company.

2.3	Target Equity Transfer Consideration
2.3.1

To the extent that the terms and conditions of this Agreement are met, according to the result of negotiation between Party A and Party B, the Target Equity Transfer Consideration is RMB[●] million (“Transfer Consideration”), which consists of the following two parts:

a.	the initial transfer consideration paid by Party A under the provisions of this Agreement upon the signing of this Agreement (“Initial Transfer Consideration”), totaling RMB[●]; and
b.	the remaining transfer consideration, totaling RMB[●].
2.3.2	The payment terms and deadline in relation to the Target Equity Transfer Consideration are indicated in detail in Schedule 5 hereto.

2.4	Repayment of the Restructured Debts
2.4.1

The Target Company hereby acknowledges that as of March 28, 2021, all the outstanding Restructured Debts of the Target Company to Cinda Shanghai Branch (including but not limited to the principal of the Restructured Debts, restructuring grace compensation and, if any, other amount due and unpaid (if any) under the Debt Restructuring Contract), total RMB[●]. Subject to the terms and conditions of this Agreement, Party A agrees to pay off all the Restructured Debts (including but not limited to the principal of the Restructured Debts, restructuring grace compensation and, if any, other amount due and unpaid under the Debt Restructuring Contract, hereinafter collectively referred to as “Restructured Debts”; the specific calculation method for the Restructured Debts is indicated in Schedule 4 hereto in detail) to Cinda Shanghai Branch for and on behalf of the Target Company according to the payment terms and deadline specified herein.

2.4.2

Before all the Restructured Debts are repaid, the repayment by Party A for and on behalf of the Target Company shall not cause Party A to become or be recognized as the debtor or obligator of the Restructured Debts. For the avoidance of doubt, the Target Company hereby acknowledges that upon the repayment of the Restructured Debts, the Target Company will not have any outstanding payments to Cinda Shanghai Branch and its Affiliates.

3	Target Equity Transfer and Restructured Debts Repayment
3.1	Conditions Precedent for Money Transfer

3.1.1Conditions Precedent

Each Party hereto agrees and acknowledges that Party A’s money transfer to Party A’s Transaction Account shall be subject to the satisfaction of all the following conditions (“Conditions Precedent”):

a.

This Agreement has been signed and come into effect and each Party, when signing the foregoing documents, has been subject to related procedures such as internal approval and external disclosure (if applicable) in accordance with the requirements of their constitutional documents and applicable laws.

b.

The Form of Equity Transfer Agreement, the content and format of which are indicated in Annex 4 hereto, resignation letters of the directors, supervisors and senior executives of the Target Company, the content and format of which are indicated in Annex 5 hereto, as well as the Industrial and Commercial Registration (Filing) Application Letter signed according to the instructions of Party A, including but not limited to the change documents in relation to the transfer of the Target Equity to Party A, the filing documents of the new clauses of Association for the Target Company, and all filing documents in relation to such directors, supervisors and senior executives of the Target Company as nominated by

Party A, have been signed and handed over to Party A, and each Party, before signing the documents aforementioned, has been subject to related procedures such as internal approval and external disclosure (if applicable) in accordance with the requirements of their constitutional documents and applicable laws.

c.	Cinda Shanghai Branch has issued Party A such Confirmation Letter for the Proposed Transaction as agreed on with Party A through friendly consultation.
d.

Party A, SunnyWorld Parties, the Target Company, the Guarantor and other parties have signed the Subsidiary Agreement to this Agreement according to the results of due diligence, and SunnyWorld Parties and the Target Company have fulfilled all obligations and responsibilities undertaken by SunnyWorld Parties and the Target Company prior to the Money Transfer Date under the Ancillary agreement to this Agreement, including but not limited to Shanghai Vanke’s waiver of the repurchase right of the Equity in the Target Company and exemption of the corresponding guarantee liabilities of the Target Company, the written consent of [Qingdao Yayuan Property Management Co., Ltd. Shanghai Branch] to transfer the property management fees, water and electricity charges and other expenses owed by the Target Company to a third party, to clear the credits and debts with all Affiliates of the Target Company, and sign related written agreements, the issue of confirmation documents and other documents provided by SunnyWorld Parties in relation to the unpaid engineering costs (or Entrusted Payment Agreement, all engineering cost invoices with the title being the Target Company (except for the invoices with the date of issue later than the Money Transfer Date with the consent of Party A), the documents concerning the exemption of the full amount paid by the Entrusted Payer to the Target Company, and certificates for the transfer of the entrusted payment) and the termination or change of the Subsidiary Agreement in relation to the related lease of the Target Company as provided by [China Construction Eighth Engineering Bureau Co., Ltd.] or other parties permitted by Party A, as well as recognition of the presentation of the land use right costs, upfront costs and engineering costs incurred when SunnyWorld Parties separate the Target Company as land costs when the land value-added tax is settled and paid (by signing the Subsidiary Agreement for recognition, etc.).

e.

Such representations, commitments and warranties and the statements and undertakings contained in related certificates, documents, financial statements or other documents as made or provided by Party B, SunnyWorld Parties, the Target Company and the Guarantor to Party A remain true, accurate and complete in all material respects and not misleading in any way, as if they were made on the corresponding dates with respect to the facts and circumstances then existing; and none of Party B, SunnyWorld Parties, the Target Company and the Guarantor has failed in the fulfillment of any obligation or has violated any representation, warranty or commitment.

f.	Neither Force Majeure Event nor Material Adverse Event has occurred to make the purposes of this Agreement and other related Transaction

Documents fail to be realized and the Proposed Transaction is neither prohibited nor restricted by any law or any third party.

3.1.2Exemption of the Conditions Precedent

Party A shall have the right, at its discretion, to exempt in writing all or part of the Conditions Precedent or impose any reasonable conditions on such exemption. Such exemption will neither affect any other rights of Party A hereunder nor exempt any other Party from the obligation to satisfy or procure the satisfaction of any exempted Conditions Precedent immediately.

3.1.3Latest Money Transfer Date

(1)

Once all the Conditions Precedent under Clause 3.1.1 herein have occurred and been met (or have been exempted by Party A in writing under the provisions of this Agreement and other Transaction Documents), Party A shall transfer an amount not less than RMB[•] billion to Party A’s Transaction Account (the date when Party A transfers such amount to Party A’s Transaction Account is referred to the “Money Transfer Date”).

(2)

Party B, SunnyWorld Parties and the Target Company shall cause all the Conditions Precedent under Clause 3.1.1 herein to be met no later than May 31, 2021 (inclusive) and the Money Payment Date shall not be later than May 31, 2021 (inclusive) (the “Latest Money Transfer Date”).

(3)

If, as of the Latest Money Transfer Date (inclusive), the requirements specified in Paragraph (1) of Clause 3.1.3 herein are not met or not reached, all Transaction Documents may be early terminated upon written notification from either Party hereunder.

3.2	Conditions for the Initial Entrusted Payment

Party B, SunnyWorld Parties and the Target Company shall be jointly responsible for completing the following matters within ten (10) Business Days following the Money Transfer Date. For the avoidance of doubt, Party A agrees that if the following matters cannot be completed within the foregoing period due to the reason of the Industry and Commerce Department, Party A will not hold the responsible party accountable for a breach of contract hereunder to the extent that the responsible party actively cooperates with Party A for completing such matters:

(1)	All pledge registrations in relation to the Target Equity have been canceled and there are no events affecting the transfer of the Target Equity;
(2)	The transfer of the Target Equity has been subject to change registration with the Industry and Commerce Department and Party A has been registered as the holder of 100% Equity of the Target Company;
(3)	The new clauses of Association of the Target Company has been filed with the

Industry and Commerce Department;

(4)

The directors, supervisors and senior executives of the Target Company have been changed to be the Persons nominated by Party A and all the new directors, supervisors and senior executives have been filed with the Industry and Commerce Department; and

(5)	The Target Company has obtained the updated Business License.
3.3	Entrusted Payment Date
3.3.1

After all matters specified in Clause 3.2 herein have been completed, Party B shall, together with Party A, receive the updated Business License of the Target Company from the Industry and Commerce Department (“Business License Receipt Date”) and hand over such Business License to Party A for keeping. In addition, SunnyWorld Parties shall deliver one U Key in each bank account of the Target Company, as indicated in detail in Part 2, Schedule 3 hereto, to Party A for keeping. The conditions for entrusted payment shall be deemed to be met upon receipt of the new Business License. Nanyang Commercial Bank shall, on the date when the conditions for entrusted payment are met, make the payment with an amount equivalent to RMB[●] billion under the authorization of Party A (“Entrusted Payment”) to Cinda Shanghai Branch via Party A’s Transaction Account. Party A acknowledges that such amount aforementioned will be used to repay part of the Restructured Debts and will be firstly used to offset the corresponding restructuring grace compensation and then, if there is any balance, to offset the principal of the Restructured Debts. For the avoidance of doubt, the date when Nanyang Commercial Bank pays the Entrusted Payment is the entrust payment date (“Entrusted Payment Date”). Meanwhile, Party A will pay the Initial Transfer Consideration to Party B. On or before the Entrusted Payment Date, the Affiliates of Party A will issue announcements in relation to the Proposed Transaction.

3.3.2	Party B’s account for receiving the Transfer Consideration hereunder is as follows:

Account Name: [Xinting Investment Entity]

Account No.: [●]

Bank: [●]

3.3.3	The account of Cinda Shanghai Branch for receiving the repaid Restructured Debts hereunder is as follows:

Account Name: Cinda Shanghai Branch

Account No.: [●]

Bank: [●]

Large-sum Payment Account No.: [●]

3.4	Date of the Second Payment
3.4.1

On the Entrusted Payment Date or the date immediately following such date (no later than three Business Days following the Entrusted Payment Date), all Parties hereto shall go to the Real Estate Registration Center to confirm the documents necessary for the release of the mortgage of the Target Property, and jointly assist the preparation of the documents required for such release as required by the Real Estate Registration Center. Upon Party A, Party B and Cinda Shanghai Branch confirm that the documents required for the release of the mortgage have been prepared and Party A has finished the counting and inspection of such documents and items as listed in Part 1, Schedule 3 hereto and the Subsidiary Agreement of this Agreement, Party A shall pay the remaining Restructured Debts to Cinda Shanghai Branch via Party A’s Transaction Account, as indicated in detail in Schedule 4 hereto, and Party B shall assist Party A in making such payment. For the avoidance of doubt, the date of paying the remaining Restructured Debts is the Date of the Second Payment (“Date of the Second Payment”). On the date when Party A pays the remaining Restructured Debts, Party B, SunnyWorld Parties, and the Target Company shall be jointly responsible for completing the following matters (the date on which all the following matters are completed, whichever is later, is the “Closing Date”):

a.

The Target Company, Party B and Nanchang Qingting sign a termination contract according to such content and format as shown in Annex 6 hereto to terminate the Mortgage Contract dated June 23, 2017 and its supplemental agreement(s), if any;

b.

Party B and SunnyWorld Parties shall hand over such documents and items as listed in Part 1, Schedule 3 hereto and in the Subsidiary Agreement to this Agreement respectively to Party A’s designated Persons for keeping (Party A shall have the right to destroy the official seal, financial seal and other seals of the Target Company upon receiving the documents and items aforementioned and remake new seals); and

c.	The regulation over Party A’s Transaction Account is released.
3.4.2

As of the Date of the Second Payment (inclusive), all the Restructured Debts have been repaid and there is no outstanding debt or other unsolved dispute in relation to Restructured Debts between the Target Company and Cinda Shanghai Branch, between Cinda International and Party B.

3.5	Obligations Following the Date of the Second Payment
3.5.1

Upon the Restructured Debts are fully paid off, Party B and Cinda Shanghai Branch shall, upon receipt of five days written notice from Party A, cooperate with Party A in undergoing the formalities of canceling the mortgage registration of the Target Property with the Real Estate Registration Center (except for the new mortgage registration following the Closing Date) no later than June 20, 2021, except for delays caused only by the internal review of the Real Estate Exchange Center.

3.5.2

Except for the employees of the Target Company that Party A agrees to continue to retain, SunnyWorld Parties commit to urge the Target Company to terminate its labor/employment relationship with all the existing employees (the termination costs shall be borne by SunnyWorld Parties) and provide Party A with related termination contracts within thirty days of the Closing Date.

3.5.3

For the avoidance of doubt, the transactions contemplated hereunder shall be deemed completed upon the completion of the events of the Proposed Transaction following the Closing Date and the complete fulfillment of the other obligations by all Parties hereto.

4	Representations, Warranties, and Commitments
4.1	Mutual Warranties of the Parties

Each Party makes the following representations and warranties to the other Parties:

4.1.1

Such Party is a legal person that is legally incorporated and validly existing under the laws of the place of registration or a natural person with full capacity for civil rights and civil conduct, if applicable;

4.1.2

Such Party has the legal right, license and authorization to enter into and perform this Agreement and other Transaction Documents to which such Party is a party, and this Agreement and/or other Transaction Documents will be valid and binding to such Party once signed;

4.1.3

Such Party has taken all necessary actions to obtain all authorizations necessary for the execution and performance of this Agreement and other Transaction Documents to which such Party is a party, and the actions aforementioned shall continue to be effective;

4.1.4

The signature appearing in the column of the name of such Party on the signing page of this Agreement and other Transaction Documents (if any) to which such Party is a party shall be validly signed by such Party in person (in the case of a natural person) or the signatory duly authorized by such Party; and

4.1.5	The execution and performance of this Agreement or other Transaction Documents to which such Party is a party, if any, will not:
(1)	cause a violation of any provision of any applicable laws or the organizational documents of its Company;
(2)	cause a breach of any provision under any contract or agreement to which such Party is a party; or

(3)	cause a violation of any judgment or order of any court or government authorities in which such Party is a party or by which such Party is bounded.
4.2	Further Representations and Warranties

Party B and SunnyWorld Parties hereby make the following further representations and undertakings to Party A:

4.2.1	Except as disclosed in this Agreement, Party B and SunnyWorld Parties will have no need to obtain the prior consent or approval of any Person in relation to the Proposed Transaction;
4.2.2

In addition to the representations and warranties made under Clause 4.1 herein, Party B and SunnyWorld Parties further make all the representations and warranties set out in Annex 2 hereto (for the avoidance of doubt, the further representations and warranties set out in Annex 2 apply to the parties issuing related representations and warranties contained therein);

4.2.3	The warranties made by Party B and SunnyWorld Parties shall remain fully effective and shall continue to be effective upon the Closing Date; and
4.2.4

All information related to the Target Company, the Target Property and the Proposed Transaction or all facts and matters related thereto have been disclosed by SunnyWorld Parties to Party A; all written information submitted by SunnyWorld Parties is true, accurate and complete in all material respects, does not omit any material facts to be included or stated therein, and is not misleading as to the specific circumstances under which such information was made; and

4.2.5

Any activity or step engaged in or taken by Party B, SunnyWorld Parties or its Affiliates, shareholders and/or Consultants for the purpose of satisfying the Conditions Precedent will not result in any dispute, controversy, lawsuit, arbitration proceedings, government investigation or inquiry.

4.3	Breach of Representations or Warranties
4.3.1	Each Party mutually acknowledges that the execution of this Agreement is based on its full understanding of other parties’ warranties and commitments hereunder.
4.3.2

Each Party mutually acknowledges that each warranty made is true, accurate and complete in all respects and is not misleading in any way during the continuous period that starts from the Signing Date of this Agreement (inclusive) and ends till the Closing Date (inclusive), including but not limited to the Signing Date, the Money Transfer Date, the Date of the Second Payment and the Closing Date.

4.3.3	If any warranty made by either Party is untrue, inaccurate, incomplete or misleading in any respect, or if either party breaches its warranties and commitments, causing losses to the other Parties, the Default Party shall compensate the Non-default Party for all losses suffered by the Non-default Party accordingly. The liabilities hereunder shall continue to be valid upon the Closing Date hereunder.

4.3.4	The Parties hereto agree not to do anything that causes or may cause the warranties hereunder to be untrue, inaccurate, incomplete or misleading in any respect.
4.4	Commitments
4.4.1

During the continuous period that starts from the Signing Date of this Agreement (inclusive) and ends till the Closing Date (inclusive), SunnyWorld Parties will procure and ensure that the Target Company will observe all commitments under Annex 3 (“Pre-Closing Commitments”) and Party B will cooperate with SunnyWorld Parties in fulfilling such commitments.

4.4.2

Party A, SunnyWorld Parties, the Target Company, the Guarantor and other parties will separately sign the Subsidiary Agreement to this Agreement and SunnyWorld Parties will make full and sufficient representations and warranties to Party A as to the Target Company and the Target Property to ensure Party A will not suffer from any losses or claims arising from the acquisition and holding of the Target Company and the Target Property.

4.4.3

Party C1 commits that except for the early termination of this Agreement under the provisions of Clause 3.1.3 or with the unanimous written consent of the Parties hereto, Party C1 will neither exercise the right to repurchase the Target Equity nor enjoy any repurchase right or other preferential right to the Target Equity.

4.4.4	All commitments and the rights and remedies for breach of commitments shall continue to be valid upon the Closing Date.
4.4.5

The Guarantor hereby irrevocably commits that the Guarantor will assume joint liability for all obligations and liabilities of Party B, SunnyWorld Parties, Cinda Shanghai Branch, Cinda International and the Target Company under the Transaction Documents, including but not limited to default liabilities caused due to violations of the provisions or representations, warranties and commitments to be undertaken by SunnyWorld Parties thereunder. Additionally, the Guarantor hereby agrees to provide Party A with a valid resolution document made by the internal competent authorities on such guarantee on the Signing Date of this Agreement.

5	Termination
5.1	Without prejudice to the other clauses of this Agreement and applicable legal remedies, this Agreement shall be terminated if either of the following circumstances occurs:
(1)	natural termination of this Agreement;
(2)	termination with the unanimous written consent of all Parties hereto; or
(3)	upon the occurrence of any termination event specified in Clause 3.1.3 hereof.

The Parties hereto agree that except for the foregoing, this Agreement shall not be terminated under any circumstances. Termination of this Agreement shall not affect any rights and remedies hereunder prior to such termination.

6	Indemnity
6.1	Indemnity Obligation

The Default Party shall indemnify and hold harmless the Non-Default Party from any and all losses incurred or suffered arising from or in relation to the violation of this Agreement, including but not limited to costs incurred in any and all lawsuits, arbitration, prosecutions, claims or legal proceedings.

6.2	Non-exclusion of Other Rights

The remedies set forth in this Clause 6 shall not exclude or limit any other remedies that any Party hereto may be entitled to. For the avoidance of doubt, the remedies set forth in this Clause 6 shall survive following the Closing Date.

6.3	Party A’s Special Remedies
(1)

If the conditions set forth in Clause 3.2 of this Agreement fail to be met by the deadline specified herein, SunnyWorld Parties shall pay Party A the liquidated damages equivalent to [•]% of all the Acquisition Consideration to be borne for the Proposed Transaction on a daily basis, including but not limited to the repaid amount of the Restructured Debts and the Target Equity Transfer Consideration, from the deadline by which the foregoing obligations are fulfilled at the latest, except for any delay caused due to the reason of Party A or the Industrial and Commercial Department.

(2)

If Clause 3.4 or 3.5 hereof fails to be met by the deadline specified herein, SunnyWorld Parties shall pay Party A the liquidated damages equivalent to [•]% of all the Acquisition Consideration to be borne for the Proposed Transaction on a daily basis, including but not limited to the repaid amount of the Restructured Debts and the Target Equity Transfer Consideration, from the deadline by which the foregoing obligations are fulfilled at the latest, except for any delay caused due to the reason of Party A or the Real Estate Registration Center.

(3)	If Cinda Shanghai Branch and Cinda International fail to release all their regulatory measures on the Target Company within the period agreed in the Letter of Acknowledgement, SunnyWorld Parties shall pay Party A the liquidated damages equivalent to [•]% of all the Acquisition Consideration to be borne for the Proposed Transaction on a daily basis, including but not limited to the repaid amount of the Restructured Debts and the Target Equity Transfer Debts, from the deadline by which the foregoing obligations are fulfilled at the latest, except for the delay caused due to the reason of Party A or the Industrial and Commercial Department/Real Estate Registration Center.

(4)

If any of the circumstances indicated in Paragraphs (1), (2) and (3) of Clause 6.3 herein is triggered and Party A has completed the repayment of all the Restructured Debts and paid the Initial Transfer Consideration, in addition to the remedies aforementioned, Party A shall have the right to immediately request Party B and SunnyWorld Parties to fulfill related obligations under Clauses 3.2, 3.4 and 3.5 of this Agreement and Party A’s designated personnel shall fully take over and control the Target Company and the Target Property. In addition, the cash flow generated by the Target Company and the Target Property shall be the property of Party A from the date when Party A has paid all the Restructured Debts and the Initial Transfer Consideration.

7	Confidentiality
7.1	Confidentiality Obligation

Unless any law, government or court requires or the unanimous written consent of each Party is obtained, no Party shall disclose or divulge any provision of this Agreement, any information in relation to this Agreement, any documents, data or information obtained from any other Parties, and any documents, data, information, technical secrets or business secrets of such Party; however, the disclosure of the foregoing documents, data and information by each Party within the following scope will not violate the confidentiality obligation hereunder:

7.1.1	disclosure made with the joint written consent of all Parties;
7.1.2

disclosure made to such Party’s directors, managers, officers and employees who have the necessity to obtain the foregoing documents, data and information for the purpose of participating in this Transaction;

7.1.3	disclosure made to such Party’s attorneys, accountants and engineering due diligence party to the extent necessary;
7.1.4	disclosure made to relevant professionals and Persons with the written consent of the other Parties for consulting professional problems to the extent necessary;

The permitted disclosure aforementioned shall not exceed the necessary limit and the Disclosing Party must take measures to cause the Persons or organizations receiving the foregoing documents, data and information to keep them secret; and the disclosure of information by any Party hereto shall not disclose information endangering the interests of the other Parties under this Clause.

7.2	Effect of the Confidentiality Obligation

The foregoing confidentiality obligation shall remain binding to the Parties upon the rescission or termination of this Agreement.

8	Force Majeure
8.1

If either Party is unable to perform or delays in performing its obligations hereunder owning to any Force Majeure Event, such Party shall be exempted from its liability in part or in whole according to the impact of the Force Majeure Event, but shall immediately notify other parties of the occurrence of the Force Majeure Event and shall, within fifteen (15) Business Days of the occurrence of such Force Majeure Event, provide other parties with detailed information and proof of the Force Majeure Event and explain the reason for the inability to perform or delay in performing the obligations hereunder.

8.2

If the purposes of this Agreement cannot be achieved due to the occurrence of any Force Majeure Event, the impact of which cannot be eliminated or mitigated in any way, and each Party fails to agree on the purposes of this Agreement within ninety (90) days of the occurrence of such Force Majeure, such Party shall give a prior written notice to other parties and any Party shall have the right to terminate this Agreement. In this case, no Party shall bear any liability unless otherwise specified herein.

9	Exclusions

During the continuous period that starts from the Signing Date (inclusive) and ends till (i) termination date of this Agreement (inclusive) or (ii) the Closing Date (inclusive, whichever occurs earlier), None of Party B, SunnyWorld Parties and their respective Affiliates may take the initiative to contact any Person or contact any other Person at its request for negotiating on all and any transactions in relation to the Target Property or the Target Company, including but not limited to share arrangement, capital increase or decrease arrangement, asset transfer arrangement, trust arrangement, custody arrangement, contract arrangement, etc.

10	Taxes and Fees
10.1

All taxes and fees arising from this Agreement and applying to either Party under the provisions of relevant laws shall be borne by each Party. Additionally, for the avoidance of doubt, the taxes and fees to be borne by Party B in accordance with the provisions of related laws due to the transfer of the Target Equity shall be borne by SunnyWorld Parties.

10.2	Related transaction costs involved in the Proposed Transaction hereunder, including legal service costs, financial expenses, etc, shall be borne by the Party who engages other professional parties.

11	Applicable Laws and Dispute Resolution
11.1	This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes in relation to the foregoing shall be governed by and construed in accordance with Chinese laws.
11.2

If any dispute, controversy or claim arising from or in relation to this Agreement (“Dispute”), including breach of contract, validity and termination of this Agreement, fails to be solved within 20 Business days of such Party’s issuing the dispute notice through friendly consultation, such dispute shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with then valid arbitration rules. The Losing Party shall bear all costs incurred in resolving the dispute, including but not limited to arbitration costs, attorney fees, appraisal costs, evaluation costs, travel expenses, preservation fees for property preservation and execution, guarantee fees, etc. For the avoidance of doubt, unless each Party expressly changes this Clause in writing, where there is any inconsistency between any other document signed by the Parties in relation to dispute resolution and to the application of laws and this Clause, the latter shall prevail.

12	Delivery
12.1

All notices under or in relation to this Agreement shall be made in Chinese and delivered to the corresponding Parties by fax, personal delivery, express delivery, registered mail or email at the designated address or fax number or email address.

Party A:

Address: [●]Tel: [●]Fax: [●]Email: [●]

Contact: [●]

Party B:

Address: [●]

Tel: [●]

Fax: [●]

Email: [●]

Contact: [●]

The Target Company, SunnyWorld Parties and Guarantor

Address: [●]

Tel: [●]Fax: /

Email: [●]Contact: [●]

12.2	A Notice shall be deemed to have been served (“delivery”) when:
(1)

If sent by fax, such Notice shall be deemed delivered on the first Business Day following the date when the fax machine that sends the Notice acknowledges successful transmission in the form of a transmission report;

(2)	If sent by personal delivery or express delivery, such Notice shall be deemed delivered when the recipient signs for receipt;
(3)	If sent by registered mail with prepaid postage, such Notice shall be deemed delivered on the seventh day after posting the mail; and
(4)	If sent by email, the email shall be deemed delivered when such email reaches the server system where the recipient’s email address is located.
12.3

During the term of this Agreement, either Party may change the information indicated in Clause 12.2 by sending a written notice but shall notify other Parties in writing the changes in accordance with the provisions of Clause 12 hereof no later than two (2) Business Days before such change.

13	Miscellaneous
13.1

The invalidity of any clause or clauses herein or other agreements or documents provided under or in relation to this Agreement shall not affect the validity of the remaining clauses or parts of such clauses in this Agreement, such other agreements or documents. If any clause or clauses in this Agreement or other agreements or documents become invalid or cause the invalidity of this Agreement, any other such agreements or documents, this Agreement, these agreements and documents shall be interpreted as if they did not contain the invalid clauses.

13.2	The terms, provisions, contracts, commitments, agreements, obligations and conditions of this Agreement shall be valid and binding to the successors and assigns of each Party.
13.3

If there is any inconsistency between any agreement reached by the Parties and the clauses herein upon or at the same time with the signing of this Agreement, the provisions of the agreement reached by the Parties shall apply to these matters as a supplemental part of this Agreement. No modification, alternation or modification to the terms of this Agreement shall produce legal effect unless the authorized representative of each Party signs the written modification agreement.

13.4

Either Party’s exercise or delay in exercising any right, power or privilege under this Agreement and the process of the Parties’ dealing with matters shall not be deemed as a waiver; all or partial exercise of any right, power or privilege hereunder shall neither prevent the exercise of such right in any way or further exercise of such right, power or privilege nor affect the exercise of any other right, power or privilege. The rights and remedies expressly set forth in this Agreement are cumulative and do not exclude either

Party from having other rights or obtaining other remedies at law, in equality or otherwise.

13.5	This Agreement shall come into effect as of the date when it is signed by the authorized representatives of each Party and affixed with their official seals (inclusive, “Effective Date”).
13.6

This Agreement is made in eleven copies, each of which shall be of the same legal effect. Party A and Party B hold two (2) copies each and the other Parties hold one (1) copy each. The other copies are kept in the Target Company or for undergoing related formalities.

(The remainder of this page is intentionally left blank and the signing page follows)

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[Noah Kekong Entity]

/s/ [●]
Authorized Representative (Seal/Signature)
Name:[●]

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[Xinting Investment Entity]

/s/ [●]
Authorized Representative (Seal/Signature)
Name: [●]

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[Nanchang Qingting Entity]

/s/ [Actual Controller 1 of Party C]
Authorized Representative (Seal/Signature)
Name: [Actual Controller 1 of Party C]

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[United Win China Entity]

/s/ [Actual Controller 1 of Party C]
Authorized Representative (Seal/Signature)
Name: [Actual Controller 1 of Party C]

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[Actual Controller 1 of Party C]

/s/ [Actual Controller 1 of Party C]
(Signature and fingerprint)

[Actual Controller 2 of Party C]

/s/ [Actual Controller 2 of Party C]
(Signature and fingerprint)

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[New World Qingdao Entity]

/s/ [Actual Controller 1 of Party C]
Authorized Representative (Seal/Signature)

Name: [Actual Controller 1 of Party C]

(Signing page)

In WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

[Shanghai Qingting Entity]

/s/ [●]
Authorized Representative (Seal/Signature)
Name: [●]

Schedule 1

Basic Information of the Target Company

Uniform social credit code	[●]
Company name	[Shanghai Qingting Entity]
Registered address	[●]
Registered capital	RMB[●] million
Paid-up capital	RMB[●] million
Date of establishment	May 30, 2013
Business term	May 30, 2013 to May 29, 2033
Business type	Limited liability company (legal person sole corporation invested or controlled by a natural person)
Legal Representative	[●]
Chairman	[●]
Business scope

Real estate development and operation, property management, parking service, business consulting (except brokerage), sales of office supplies, jewelry, building materials, machinery equipment, electronic products and glasses (except contact lenses), warehouse management, maintenance of mechanical and electrical equipment (except for special control), cleaning service, ticketing agency service, conference service, fitness service, import and export of goods and technologies, greening maintenance, hotel management [For items subject to approval by law, related business activities can be performed only after they are approved by competent authorities]

Equity pledge	[Xinting Investment Entity] pledges 100% of the Equity held by it in the project company to [China Cinda Entity Shanghai Branch].

Schedule 2 Basic Information of the Target Property

Part 1 Solely owned parts with real estate certificates

[***]

Part 2 Self-owned parts with real estate certificates

[***]

Part 3 Owners Shared Parts

[***]

Schedule 3 List of Delivered Items

[***]

Schedule 4 Calculation of Restructured Debts (Including Restructuring Grace Compensation)

As of March 28, 2021, the balance of the Restructured Debts is RMB[•]. The restructuring grace compensation is calculated on a daily basis. The compound interest of the Restructured Debts is accrued every [•] months, with a rate of [•]% per year. Restructuring grace compensation=balance of the Restructured Debt*number of capital occupation days*restructuring grace compensation rate/360.

Assume the Entrusted Payment Date is May 17, 2021. The corresponding trial calculation is shown as follows (For the avoidance of doubt, the table below is for the purpose of calculation as an example, and the actual payment amount shall be calculated according to the payment dates and the formula aforementioned):

Deadline	Balance of the Restructured Debts (RMB)	Daily rate of the compensation grace compensation
March 28, 2021	[●]	[●]

Entrusted Payment Date	Restructuring grace compensation (RMB)	Balance of the Restructured Debts (RMB)	Total of repaid amount of the Restructured Debts (RMB)
May 17, 2021	[●]	[●]	[●]

Date of the Second Payment	Restructuring grace compensation (RMB)	Balance of the Restructured Debts (RMB)	Total of repaid amount of the Remaining Restructured Debts (RMB)
May 17, 2021	[●]	[●]	[●]
May 18, 2021	[●]	[●]	[●]
May 19, 2021	[●]	[●]	[●]
May 20, 2021	[●]	[●]	[●]

Schedule 5 Payment of Equity Transfer Consideration

1.	On the Entrusted Payment Date, Party A shall pay at the same time Party B the Initial Transfer Consideration, totaling RMB[●].
2.	Payment of the Remaining Transfer Consideration

Upon the Initial Transfer Consideration is paid in accordance with the provisions of the preceding paragraph, the Remaining Transfer Consideration will total RMB[●], which shall be paid in the following two parts:

(1)

Party A shall, within [●] Business Days of completing the following matters, pay the remaining RMB[●], after deducting the following amount, as part of the Remaining Transfer Consideration (for the avoidance of doubt, if the above matters are completed prior to the Closing Date, such amount shall be paid within ten (10) Business Days of the Closing Date):

a.	Cooperate and assist the Target Company in adjusting or revising and obtaining the new Commercial Housing Sales Plan Filing Certificate at the request of Party A.
b.	Release all judicial seizure and online filing such as property seizure of [●], and account seizure/freezing of the Target Company.
c.

Release (1) the valid Distribution Service Contract and Sales Agency Contract signed by the Target Company; and (2) and other agreements to be rescinded at the request of Party A; the Target Company shall not be liable for any breach and/or indemnity in relation to the rescission of the above contracts; Party A shall have the right to deduct the corresponding amount if the Target Company assumes any liability so incurred.

d.

If SunnyWorld Parties have not assumed any default or indemnity liability under this Agreement or any other Transaction Document (including but not limited to non-fulfillment of any obligation or breach of any statements, warranties or commitments), Party A shall have the right to deduct from the Remaining Transfer Consideration the amount in relation to the breach of the corresponding indemnity liability.

(2)

Party A shall, within ten Business Days of the completion of the following matters, pay the remaining RMB[●], after deducting the following amount, as part of the Remaining Transfer Consideration (for the avoidance of doubt, if the above matters are completed prior to the Closing Date, such amount shall be paid within ten (10) Business Days of the Closing Date):

a.	All the existing Pending Lawsuits (as defined below) have been completed and executed, in which case Party A shall have the right to deduct the expenses or compensation ultimately borne by the Target Company due to the existing Pending Lawsuits or the lawsuits or disputes arising from other pre-closing reasons.

b.

The Agreement 2 to Change the Parties to Shenhong International Plaza Lease Contract and the agreements in relation to such lease (if any) are rescinded and the Target Company shall not be liable for any breach of contract and/or compensation for the cancellation of the foregoing contract. Party A shall have the right to deduct the corresponding amount if the Target Company bears any liability arising therefrom.

Then, the Parties will collaborate with each other, sign necessary agreements and go through related formalities (including tax formalities, etc.)

For the avoidance of doubt, if the total deductible items calculated in accordance with the provisions of this Clause, or the sum of all deductible items under Paragraphs (1) and (2) of this Clause herein exceed RMB[●], the unpaid Transfer Consideration will not be paid. For the exceeded amount, SunnyWorld Parties shall indemnify and hold harmless the Target Company from all such amount.

Annex 1

Definitions

1.	“Beijing Time” means the time based on the local astronomical time in Beijing, China or of the 8th Time Zone;
2.

For the purpose of this Agreement, “Force Majeure Events” means any events that arise from any unforeseeable, unavoidable and unconquerable objective circumstances, including but not limited to earthquakes, volcanic eruptions, lightning strokes, natural fires, floods, tsunamis, typhoons, explosions, terrorist attacks, wars, strikes, riots, epidemics, government actions, major changes in international financial markets, changes in laws, regulations and policies or any other causes beyond the reasonable control of the affected party;

3.

“Industry and Commerce Department” means the State Administration for Market Regulation of China and its authorized local agencies, or other government departments designated under applicable laws from time to time to process company registration and change filing formalities and issue business licenses;

4.

“Liabilities” means all and any debts, losses, taxes, damages, adverse claims, encumbrances, liabilities and obligations of whatever nature, kind or type, whether cumulative or fixed, absolute or contingent, due or unexpired, determined or determinable, direct or indirect, claimed or unclaimed, liquidated or unliquidated, or based on contracts, torts, strict liabilities or other reasons, including all costs and expenses incurred in connection with the foregoing, and shall include but not limited to liabilities arising under any applicable laws, government actions or directives and under any contracts;

5.	“Calendar Day” means the time or time measuring unit between 00:01 and 24:00 of a given day based on Beijing time;
6.	“Business Day” means any calendar day which is not a Saturday, Sunday or a statutory public holiday of China when the commercial banks in China are normally open for business;
7.	“Consultants” means, with respect to any Person, such Person’s agents, accountants, attorneys, financial consultants, other professional consultants and their assistants;
8.

“Affiliate” means, (i) with respect to any particular natural person, such natural person’s spouse, child, grandchild or parent, a trust established primarily for the benefit of the foregoing Persons or any Person controlled by such natural person or any of the foregoing Persons; and (ii) with respect to any particular non-natural person, any Person, which directly or indirectly controls such particular person or is controlled by such person or is under common control with such person. The term “Affiliated” shall have the meaning associated with the foregoing;

9.	“Closing Date” shall have the meaning assigned to such term in Clause 3.5.1 of this Agreement;

10.	“Entrusted Payment Date” shall have the meaning assigned to such term in Clause 3.3.1 of this Agreement;
11.	“Date of the Second Payment” shall have the meaning assigned to such term in Clause 3.4.1 of this Agreement;
12.	“Conditions Precedent” means all conditions precedent set forth in Clause 3.1.1 of this Agreement;
13.

“Transaction Documents” shall include this Agreement and other relevant agreements additionally signed by all Parties hereto for the purpose of cooperation, including but not limited to the Subsidiary Agreement to this Agreement and confirmation letters of Cinda Shanghai Branch;

14.	“Target Equity” means the 100% Equity of the Target Company held by Party B as of the Signing Date of this Agreement;
15.	The information of the Target Company is shown in Schedule 1 hereto in detail;
16.	The information of the Target Property and the Project Plot is indicated in Schedule 2 in detail;
17.

“Warranties of Party B and SunnyWorld Parties” means the representations commitments and undertakings made by Party B and SunnyWorld Parties under this Agreement, including but not limited to those made in Clause 4.1, Clause 4.2 and Annex 2;

18.	“Proposed Transaction” shall have the meaning assigned to such term in Clause (D) of the Whereas clauses hereof;
19.	“Approval” means any approval, consent, permit, permission, charter, recognition, registration, filing, resolution, order, declaration or amnesty;
20.	“Signing Date of this Agreement” means the date on which the Parties listed at the beginning of this Agreement sign this Agreement;
21.	“Encumbrance” shall include but not limited to:
(a)

any form of mortgage, pledge, lien, burden, easement, right of way, covenant, other third party right, retention of right, right of first refusal, right of pre-emption, any right or interest of land, or other restrictive right;

(b)any form of judicial seizure, freezing, administrative punishment or other liability restriction over any right or the exercise of such right;

(c)any arrangement making any right subordinate to any third party right;

(d)any right of set-off under any contract;

(e)any unpaid demolition compensation payable to the demolition party due to land acquisition; and

(f)Any contractor’s lien or other liens on property obtained by operation of law;

22.	“RMB” means the legal currency of China;

23.

“Person” means any natural person, corporation, partnership, limited liability partnership, joint venture, limited liability company, firm, trust, federation, association, government agency (including government authorities) or any other entity acting as an individual, trustee or in any other capacity.

24.

“Applicable Laws” means, with respect to any Person, any laws, regulations, administrative regulations or department rules, directives, notices, treaties, judgments, decree or order that is issued by any government authorities or regulatory organ and applies to such Person;

25.

“Taxes” refer to taxes, levies, charges, fees or other taxes levied in China, including income taxes, corporate income taxes, interest taxes, payroll taxes, property taxes, any forms of value-added taxes, asset taxes, stamp duties, withholding taxes, charges, fees, duties and exercise taxes, as well as interests, penalties or other liabilities in relation to the collection, non-payment or default of such taxes; and in general, any taxes, levies, taxes, fees, charges or any amount payable to tax authorities, customs, financial authorities or other government authorities or agencies, groups, organizations or entities authorized by such government authorities;

26.	“Delivery” shall have the meaning assigned to such term in Clause 12.2 of this Agreement;
27.

“Losses” means all direct and indirect losses, including but not limited: direct property damage; breach of contractual liability, liability and expenses (including legal costs, expert and consultant fees, charges, expenses, litigation, arbitration, legal proceedings, claims and demands) and anticipated benefits, also including reasonable costs paid for concluding transaction documents;

28.	“License” means any license, permit, registration, certificate, consent, approval, confirmation, filing and/or authorization issued by any government department or authority (if any);
29.

“Debts” means, with respect to any Person, (i) such Person’s obligation in relation to borrowing; (ii) the price at which such Person purchases all or part of the real estate or other property, or all payable or any obligation due by such Person in relation to the costs of obtaining services or building or rebuilding the real estate or other assets; (iii) any financial lease obligation; (iv) such Person’s obligation, whether defined or contingent, to a bank or any other Person in respect of amounts paid or payable under a standby letter of credit; (v) any guarantee for a debt formed in relation to the borrowing by another person (of a type rather than that of this definition), an obligation, whether defined or contingent, any obligation for refunding the deposit paid to such Person; (vi) any obligation to pay any accrued interest; (vii) any other interest-bearing “similar debt” obligations, including but not limited to any bank debts and notes payable; (viii) any prepayment fees, penalties or other consequential obligations incurred before, on or upon the expiry of the foregoing debts; and (ix) other obligations as defined in China’s Accounting Standards. Such money payment obligations include actual, contingent, conditional, controversial or other money payment obligations;

30.	“China” refers to the People’s Republic of China and, for the purpose of this Agreement, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province;
31.

“Material Adverse Effect” means, with respect to any Person, any material adverse change, event or effect that may be produced on the financial conditions, business, property, management, assets, liabilities (including contingent liabilities) or operation results of such Person or its Affiliates; with respect to the Target Property, any material adverse change, event or effect that may be produced on the Target Property or any of its parts or the development and physical status or liabilities (including contingent liabilities) associated therewith;

32.

“Organizational Document” means, with respect to any Person, the memorandum of association, articles of association, shareholder agreement, sponsor agreement, joint venture contract, cooperation contract, rules for organization establishment and procedure, rules, Registration Certificate, Certificate of Incorporation, Business License, Approval Certificate or any other agreement, certificate or document, or any other document under which such Person is established or organized (in part or in whole), and that applies to the operation of such Person’s internal affairs.

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Annex 2

Further Representations and Warranties

Party B hereby makes further representations and warranties regarding the following matters:

1.

Party B is legally registered as a shareholder of the Target Company and is the legal owner of the Target Equity. Except for pledging the Target Equity to Cinda Shanghai Branch, Party B has not set any encumbrances prohibiting or restricting the transfer of the Target equity.

2. Party B has neither sold, transferred or otherwise disposed of the Target Equity to any Person other than Party A, nor entered into any agreement or otherwise undertaken any obligation in any way to sell, transfer or otherwise dispose of the Target Equity to any Person other than Party A. And Party B has not entered into any agreement or otherwise undertaken any obligation in any way to set any encumbrance on the Target Equity for the benefit of any other Party.

SunnyWorld Parties hereby make further representations and warranties regarding the following matters:

1.	Proposed Transaction
1.1	The is no material defect in fact or in law that should be disclosed but have not been disclosed in relation to the Target Equity.
1.2

There is no circumstance under which any Person has the right to request to place, convert, issue, or otherwise sell any Equity or other securities pursuant to any option or any other agreement, thereby having any right to the Target Equity or may cause the Target Equity to be diluted.

1.3

Except for the right to repurchase the Equity of the Target Company enjoyed by Shanghai Vanke Enterprise Co., Ltd. (“Shanghai Vanke”), there is no circumstance under which any Person has the right to request the purchase of the Target Equity pursuant to any right or agreement.

1.4

There is no challenge, penalty notice or lawsuit brought by any government authorities against any future sale, assignment, transfer or otherwise disposal of the Target Equity, and to the best knowledge of SunnyWorld Parties, there is no possibility for any future sale, assignment, transfer or disposal of the Target Equity by government authorities.

2.	Target Company
2.1	The Target Company was legally and validly established through the new division of the original [Shanghai Vantone Entity] (“Shanghai Vantone”); the new

division of Shanghai Vantone has been fully completed according to legal procedures; the registered capital of the Target Company has been paid off in accordance with the law; and there is no capital withdrawal in any actual or disguised form.

2.2

The Target Company is free of any unfulfilled liabilities or obligations (including but not limited to any unpaid land transfer fees, project supporting fees, front-end charges, land value-added taxes, etc.) incurred on or before the division of Shanghai Vantone and to be fulfilled by the Target Company; the Target Company has no need to assume in any way any liabilities (including but not limited to joint and several liabilities set forth under related laws and regulations) for and is not adversely affected by the division of Shanghai Vantone.

2.3

All Organizational Documents of the Target Company are valid; the terms of these Organizational Documents are binding to and effectively implemented by the signatories hereto and all signatories abide by the terms of these Organizational Documents. No Person has given any reason for the cancellation, circumvention or denial of any of these Organizational Documents or given any notice of termination, or otherwise proposed to terminate any of these Organizational Documents.

2.4

The existing valid articles of association of the Target Company are the latest articles of association of the Target Company with the Industry and Commerce Department and are true, accurate, complete and not misleading in any respect.

2.5

The Target Company validly exists and is free of any circumstance that causes the termination, dissolution, bankruptcy, reorganization upon bankruptcy, trusteeship, etc. that may affect the legal existence and normal operation of the Target Company. The successive changes of the Target Company since the date of its incorporation have been in compliance with the applicable laws and all approvals from governmental authorities required to be obtained, and the registration and/or filing procedures in accordance with the law have been obtained.

2.6

The Target Company has complied with applicable laws on all major events. The Target Company has undergone all necessary procedures such as application, filing and registration in relation to related business it operates or intends to operate and obtained all necessary certificates, licenses, approvals, permits, franchise rights, and other documents. And the procedures aforementioned are free of any defects and remain valid in accordance with the law.

2.7

The Target Company does not have any subsidiaries, branches or any operating or non-operating branches. The Target Company has not entered into any long-term investment or cooperation agreement with any Person to purchase or intend to purchase or have any obligation to purchase any Equity, shares or other property interests from such Person, or to invest in any way in other entities.

2.8

The statutory books filed by the Target Company with the Industry and Commerce Department have been properly updated to record the latest data, and the information shown by such data has covered all information of the Target Company that is true, complete, free of omission or not misleading in related fields. Except for the circumstances consented to by Party A, the Target Company has never received any application or request to revise the register of shareholders or set pledges or other encumbrance on any of Target Equity of the Target Company.

2.9	The Target Company does not have any ongoing related transactions with any Affiliate, except those disclosed by SunnyWorld Parties.
2.10	Except for the Target Property, the Target Company does not hold any other plots, properties or other projects.
2.11

Except for the Target Property and the [●] that is used to connect the plots 09 and 04 of Hongqiao Business District, as public green spaces, the Target Company does not fulfill any obligation to manage and maintain any other plots, assets, equipment, parts, spaces or other projects.

2.12

As of the Money Transfer Date, all the credits and debts of the Affiliates of the Target Company have been fully cleared and related written agreement have been signed (unless the prior consent of Party A is obtained) so that the Target Company does not have any receivables and payable in relation to such Affiliates and the Target Company will not suffer from any losses or bear any indemnity liabilities due to the creation, existence or liquidation of its credits and debts with respect to the Affiliates, including but not limited to taxes and fees (if any).

3.	Accounting Records
3.1

All the account books of the Target Company are prepared in a manner that conforms to the requirements of applicable laws and generally accepted accounting standards, practices and conventions, truly and fairly present the assets, liabilities and operating conditions of the Target Company and its profits or losses for the corresponding accounting periods, and make full disclosure of all liabilities of the Target Company and provisions or reservations as appropriate according to the requirements of applicable laws, generally accepted accounting standards, practices and conventions.

3.2

No material adverse change has occurred to the financial conditions of the business of the Target Company and no fact or event has occurred to the financial conditions of the Target Company due to SunnyWorld Parties’ deliberation or gross negligence.

3.3	The accounts of the Target Company have disclosed all the adverse effects of any abnormal, exceptional, unusual or contingent items.
3.4

Except for (i) the liabilities disclosed in the audited or unaudited financial report; (ii) the liabilities of the Target Company that may arise due to the Existing Pending Lawsuit; and (iii) the obligations that are not required to be recognized as Debts under applicable laws of China and generally accepted practices and conventions, the Target Company has no other liabilities (whether actual, contingent, conditional, controversial or otherwise).

3.5	Any obligations of the debtor contained in the books of the Target Company will not be exempted or canceled.
4.	Legal Affairs
4.1

Except for the ongoing cases of [●] and [●] (“Existing Pending Litigation”), there is no pending, unfulfilled but still valid or anticipated investigation, inquiry, order, decision or award or any notice or other communication requesting action or omission that is conducted or issued by any court, tribunal, arbitration institution or regulatory organ against SunnyWorld Parties and the Target Company and that will produce a Material Adverse Effect on SunnyWorld Parties and the Target Company;

4.2

The Target Company has obtained all necessary certificates and licenses necessary for its business activities. There are no pending and/or anticipated investigations, inquiries or other proceedings that may cause the suspension, cancellation, modification or revocation of such certificates and licenses;

4.3	None of the directors, agents or employees of SunnyWorld Parties has used the property of the Target Company in any form for the benefit of any Person in violation of the applicable laws of China;
4.4	Neither SunnyWorld Parties nor the Target Company is insolvent or unable to repay the due liabilities;
4.5

No circumstance that causes the dissolution of SunnyWorld Parties and the Target Company or the initiation of dissolution procedures in SunnyWorld Parties and the Target Company has occurred or can been anticipated to occur; and

4.6	No circumstance that has occurred or can be anticipated to cause SunnyWorld Parties or the Target Company to be taken over and to initiate the takeover procedure.
4.7

There is no directive from the competent administrative authorities and judicial authorities or written order from any court that is issued to the Target Company and/or involves the operation of the leasing business of the Target Company and that has been implemented, will take effect or has taken effect.

5.	Assets
5.1

The Target Company is entitled to absolute titles, use rights and/or all the other related rights in relation to all assets and credits presented by the Target Company in its financial report, whether audited or unaudited, or declared by the Target Company to be of its own (unless such assets or credits are disclosed of or realized in the normal and usual business practice).

5.2

Except for the existing mortgage, the existing seizure (the judicial seizure of [●] by the People’s Court of Minhang District, Shanghai) and the sale restrictions over the Target Property disclosed by the Target Company (i.e. (a) the part of the Target Property with a floor area of [●] m2 under [●] shall be retained and self-owned; and (b) [●] in the Target Property shall only be sold to enterprises), no other assets or credits of the Target Company are subject to any option, acquisition right, assignment, mortgage, warranty, lien or any other form of encumbrance.

5.3	The Target Company has covered all risks insurance for its assets and is free of any pending and unsettled insurance claims.
6.	Business and Contractual Arrangements
6.1

The Target Company has not made or signed any commitments, contracts or arrangements that are beyond the usual business course, abnormal and long-term, will cause it to suffer losses, is fulfilled in a way of normal commercial transactions, or will restrict its usual business operations.

6.2

The Target Company has not made or signed any agreement or arrangement that is not consistent with its normal business scope and that involves wealth management products, trust plans, financial derivatives, gambling arrangement, repurchase arrangement, profit guarantee arrangement and agreement control arrangement.

6.3	The Target Company has not made any investment (including Equity investment) or other capital expenditure commitments, whether actual or contingent.
6.4

The Target Company has not entered into any transaction beyond its normal and usual business scope, not assumed any liability that goes beyond its normal and usual business scope and will cause any adverse effect on the Target Company or the Proposed Transaction (including contingent liability), and not made any payment that goes beyond its normal and usual business scope and will cause any adverse effect on the Target Company or the Proposed Transaction.

6.5

Except the unlimited joint and several liability guarantee (existing guarantee) provided by the Target Company to Shanghai Vanke in relation to the rights of Shanghai Vanke under the Equity Acquisition Agreement made and entered into by and between Shanghai Vanke and Nanchang Qingting and its supplemental agreements, the Target Company has not made or attempted to make or is not obliged to make any form of guarantee (including but not limited to general liability, joint and several liability and counter-guarantee), indemnity or other guarantees. The Target Company has not made or attempted to make or is obliged to make arrangement to dispose of any of its material assets (including but not limited to the project plot) or attach any encumbrances thereon (other than existing mortgage).

6.6

The signing and performance of the contract or agreement signed by the Target Company as a party thereto are in conformity with the provisions of applicable laws and is free of either of the following circumstances: (i) not licensed (if required); (ii) not in conformity with the qualification requirements (if any); (iii) invalid; (iv) may be changed or canceled; (v) ineffective, etc.

6.7

All contracts, agreements, warranties or related documents signed and being performed by the Target Company as a party thereto have been disclosed to Party A and been included in Schedule 3 of this Agreement and the Subsidiary Agreement to this Agreement.

6.8

The Target Company has not issued any valid power of attorney or any other authorization, whether explicitly or implicitly, to enable any Person to sign any contract, agreement or undertake any obligation or engage in any act for and on behalf of the Target Company.

6.9

The execution and performance of this Agreement will not result in the termination or invalidity or cancellation of any contract or agreement to which the Target Company is a party and that has a material effect on the Target Company or the Proposed Transaction, or cause the Target Company to assume any liability for any other signatory in such contract or agreement, or lead to the termination, invalidity or cancellation of the liability of any party to such contract or agreement.

6.10

The execution of, compliance with or performance of this Agreement will not and may not cause the Target Company to be deprived of any powers, rights, interests or licenses that it is entitled to and that produce a material effect on the Target Company or the Proposed Transaction.

7.	Taxes
7.1	The Target has not violated any applicable tax-related laws and there is no circumstance the Target Company is or may be labile for taxes that have not been disclosed in writing.
7.2	The Target Company has paid all taxes as required by applicable laws within the period specified by applicable laws.

7.3

The Target Company has properly submitted to all tax-related government authorities all tax returns, statements and data required to be made or provided for the purposes of taxes and the foregoing items have been made or submitted as appropriate within the required period, are accurate, true, complete and not expired on the date of submission and the tax-related government authorities have no objection to the taxes and related data declared. There is no possibility that the tax-related government authorities will make any objection to any of the above taxes declared or the status of the supporting documents submitted and none of the above items will or may result in any dispute between the Target Company and any tax-related government authorities or cause any adverse effect on the Target Company. The account of the Target Company has accurately reflected the tax status of the Target Company and has made adequate provisions for all taxes payable.

7.4

The Target Company has paid, withheld, deducted or explained all taxes, including interim taxes, and has paid, withheld, deducted or explained such taxes to related government authorities upon their expiry.

7.5	The Target Company has never delayed nor will delay taxes on the actual or potential taxes imposed by related government authorities on any matters of the Target Company.
8.	Employees
8.1

Except [●], [●], [●] and [●], the Target Company neither has any other employees who have signed labor contracts or have labor relations with the Target Company, nor has any employee co-investment plans or employees’ shareholding plans or any other employee-related plans that may cause any obstacles or adverse effects on the closing, Proposed Transaction and/or Transaction Documents in relation to the Target Equity.

8.2

The previous dismissal of employees and the termination of labor relations in the Target Company are legal and compliant and there is no outstanding salaries, social insurances or provident funds that should be paid but have not been paid by the Target Company and no circumstance where any employees or former employees of the Target Company may claim compensation from the Target Company.

9.	Intellectual Property Rights
9.1	The Company neither own nor authorize the use or actual use of any intellectual property rights.
9.2

The Target Company has not infringed any Person’s intellectual property rights. No Person has brought judicial proceedings against the Target Company to judicial authorities, including but not limited to courts, procuratorates, public security organs and arbitration tribunals, claiming that the Target Company has infringed or may infringe any intellectual property rights that such Person is authorized to use.

9.3

The Target Company has not filed any judicial proceedings to judicial authorities, including but not limited to courts, procuratorates, public security organs and arbitration tribunals, claiming that any Person infringes or may infringe any intellectual property rights that the Target Company is authorized to use.

10.	Environmental Protection
10.1	The Target Company has never violated any applicable laws or requirements related to environmental protection and has obtained all administrative licenses in relation to environmental protection.
10.2

None of the Target Company, SunnyWorld Parties and any of their Affiliates has received any written notice regarding any civil, criminal or administrative proceedings, regulation, indemnity, investigation or other proceedings or charges related to applicable laws in relation to environmental protection.

10.3

None of the project plot, underground or underground spaces of the project plot, spaces of the project plot under the ground, and areas around the project have involved any environmental pollution factors that may affect the development, construction, operation or sales of the project plot according to the purposes in relation to the land use right specified in the Land Transfer Contract or those required to be controlled.

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Annex 3

Pre-Closing Commitments

During the continuous period from the Signing Date of this Agreement (inclusive) to the Closing Date (inclusive), SunnyWorld Parties will procure and ensure that the Target Company (Party B will cooperate with SunnyWorld Parties to fulfil such commitments):

1

will continue to carry out its daily business in a usual and customary manner and will neither do any act that would produce any adverse effect on its business or assets, nor do or license others to do any omission that would produce any adverse effect on its business or assets;

2	will conduct all transactions with the goal of meeting the normal operation needs of the Target Company on the basis of arm’s length;
3

will, upon receipt of any prior reasonable notice, allow Party A and its representatives to have full rights to access the premises of the Target Company and the Target Property, check the books, records, accounts and all other related information and the conditions of the Target Property, but shall not interfere with the normal operations of the Target Company;

4	will take all reasonable measures to maintain and protect the assets of the Target Company;
5	will not take any action hindering or delaying the Proposed Transaction;
6	will not distribute or pay any dividends or distribute any profits in any other way;
7

except for the purpose of carrying out the Proposed Transaction and with the prior written consent of Party A or unless otherwise agreed on by the Parties, will neither incur any costs, expenses, expenditure or debts nor borrow any loans, whether from a bank or from any third party;

8

will not borrow any loans or accept any advance funds, or provide any loans or advance funds to any Person (unless otherwise agreed in this Agreement or by Party A), or set according to agreements any encumbrances other than the existing mortgage on the assets of the Target Company (including the Target Property);

9

will not take any action that involves major obligations or may cause any material change in its business scope or nature or a substantial decrease in the value of the Target Company (including signing any contract with a single amount exceeding RMB[●] or accumulative amount exceeding RMB[●] and providing guarantees, indemnities, warranties and commitments, etc. to any third parties, or assuming, modifying or canceling any obligations);

10	will not add any debt to any third party;

11	will not enter into, modify or rescind any employment agreement or labor contract with any Person, or establish or rescind any labor/employment relations with such Person;
12	will not change or terminate any existing contract to which it is a party and that substantially affects the nature or scope of its business;
13	will not acquire or dispose of or agree to acquire or dispose of any business or assets;
14	will not change any of its accounting practices or policies;
15

will not do any act or licensed omission that will violate the warranties of Party B and SunnyWorld Parties that restatements will be made on the Closing Date by reference to the facts and circumstances that will exist at that time or cause the inconsistency with this Agreement. In the case of any such circumstance, the undertaking party shall give a written notice to Party A immediately;

16	will not change its registered capital;
17	will not issue bonds (or agree to issue bonds);
18	will not change in any form any Organizational Documents of the Target Company, except otherwise provided in laws or this Agreement;
19	will not enter into any arrangement, contract or agreement with any shareholder or director of the undertaking party or any Affiliate of such shareholder or director;
20	will not exempt, compromise on or cancel any amount (if any) owed by the debtor contained in the account books of the Target Company, except with the prior consent of Party A;
21

will not lend any money to any shareholder or director of the undertaking party, any Affiliate of such shareholder or director, not provide guarantees such as mortgage with any asset for the benefit of any shareholder or director of the undertaking party or any Affiliate of such shareholder or director, and not provide financial assistance to any Affiliate of such shareholder or director;

22	will not modify any contract or do any act or allow any omission to cause the Target Company to be deemed to have waived any legal rights;
23	must take all reasonable actions or avoid taking any certain actions to ensure that there will be no material adverse change to the operation and financial conditions of the Target Company; and
24	shall not make external payments without the prior written consent of Party A except for general business purposes.
25

will not initiate, compromise on or waive any claim, legal action, lawsuit, prosecution, impeaching, investigation, audit, inquiry or any other proceeding, or admit or allow any of its representatives to admit any liability.

26	with respect to the Target Property:
(1)	shall not enter into, change or terminate any lease agreement or other commitment;
(2)	shall not transfer or mortgage (except for the existing mortgage), or set any easement or other third party rights on the Target Property, or sign any agreement in relation to the foregoing.
27	during the continuous period from the Signing Date of this Agreement (inclusive) to the Closing Date (inclusive), in relation to the Target Company on the whole:
(1)	shall be subject to the unanimous consent of all Parties in relation to all costs, expenses or expenditure incurred by the Target Company;
(2)	has encountered no material adverse change occurring its financial conditions or no event or fact that causes or may cause any material adverse change to its financial conditions;
(3)	will always operate its business as an ongoing business in the usual way and has encountered no material adverse change to the nature, scope or mode of its business;
(4)	will not declare or pay any dividends or any other forms of distributions to any of its shareholders;
(5)	will not refund any payment to the undertaking party or any Affiliate of the undertaking party, regardless of whether such payment becomes expired or not, except with the prior consent of Party A;
(6)

has neither passed any resolution that may cause a significant decrease in its net asset value nor taken any action that may cause a significant decrease in its net asset value during its business operation.

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Annex 4

Form of Equity Transfer Agreement

This Agreement is made and entered into by and between the following Parties on the _____month of ____, _____ in Shanghai.

Transferor: [Xinting Investment Entity] (hereinafter referred to as “Party A”)

Domicile: [●]

Transferee: [ ] (hereinafter referred to as “Party B”)

Domicile: [ ]

[Shanghai Qingting Entity] (hereinafter referred to as the “Target Company”) has a registered capital of RMB[●] million, in which Party A contributes RMB[●] million, 100% of the registered capital of the Target Company. In accordance with the provisions of relevant laws and regulations, the Parties hereto have concluded the following clauses through friendly consultation.

Article 1 Equity Transfer Object and Transfer Price

(1)Party A shall transfer [ ]% of the Equity of the Target Company it holds to Party B at the price of RMB[ ].

(2)Other rights attached to the Equity shall be transferred together with the Equity transferred.

(3)Party B shall pay Party A the Equity Transfer Price in full amount. The specific payment terms and deadline shall be agreed on by both Parties through further negotiation.

(4)Both Parties shall jointly undergo the change registration of the Equity for the Target Company with the Industry and Commerce Department.

Article 2 Commitments and Warranties

Party A guarantees that the Equity transferred to Party B under Article 1 hereof is legally owned by Party A and Party A has the full and valid right to dispose of the Equity of the Target Company. Party A further guarantees that the Equity it transfers is free of any pledge or other security rights and is not subject to recourse by any third party.

Article 3 Default Liability

Where either Party violates this Agreement, it shall be liable for damages caused to the Non-Default Party.

Article 4 Dispute Resolution

This Agreement shall be governed by and interpreted under the laws of the People’s Republic of China.

If any dispute, controversy or claim arising out of or in relation to this Agreement, including breach of contract, validity and termination of this Agreement, fails to be resolved through friendly consultation within 20 Business Days after either Party issues a dispute notice, such dispute, controversy or claim shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in Shanghai under then valid arbitration rules.

Article 5 Miscellaneous

1.This Agreement is made in six (6) copies. Each Party hereto holds two (2) and the Target Company holds two (2) for undergoing related formalities.

2.This Agreement shall come into effect after it is duly signed by the Parties hereto.

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(Signing page)

Party A:

Transferor: [Xinting Investment Entity] (Seal)

Managing Partner: [Cinda International Shanghai Entity] (Seal)

(Signing page)

Party B:

[ ] (Seal)

Legal Representative/Authorized Agent: (Signature)

Date:

Annex 5 Resignation Letters of the Directors, Supervisors and Senior Executives

Resignation Letter

To: [Shanghai Qingting Entity]

I, [●], hereby quit the legal representative and the chairman of the board of directors of [Shanghai Qingting Entity] (the “Company”).

The Company neither owes any outstanding payments or reimbursements to me nor has any outstanding obligations to me. I agree not to make any claims or other claims for rights against the Company at any time in relation to such resignation and any matters during my tenure as legal representative and chairman of the board of directors of the company.

This Resignation Letter shall come into effect as of the Money Transfer Date under the SunnyWorld Center Project Acquisition Agreement as made and entered into by [Noah Kekong Entity], [Xinting Investment Entity], [Nanchang Qingting Entity], [United Win China Entity], [Shanghai Qingting Entity], [Actual Controller 1 of Party C] and [Actual Controller 2 of Party C].

By: [●]
Date:

Resignation Letter

To: [Shanghai Qingting Entity]

I, [●], hereby quit the director of [Shanghai Qingting Entity] (the “Company”).

The Company neither owes any outstanding payments or reimbursements to me nor has any outstanding obligations to me. I agree not to make any claims or other claims for rights against the Company at any time in relation to such resignation and any matters during my tenure as a director of the Company.

This Resignation Letter shall come into effect as of the Money Transfer Date under the SunnyWorld Center Project Acquisition Agreement as made and entered into by [Noah Kekong Entity], [Xinting Investment Entity], [Nanchang Qingting Entity], [United Win China Entity], [Shanghai Qingting Entity], [Actual Controller 1 of Party C] and [Actual Controller 2 of Party C].

By: [●]
Date:

Resignation Letter

To: [Shanghai Qingting Entity]

I, [●], hereby quit the director of [Shanghai Qingting Entity] (the “Company”).

The Company neither owes any outstanding payments or reimbursements to me nor has any outstanding obligations to me. I agree not to make any claims or other claims for rights against the Company at any time in relation to such resignation and any matters during my tenure as a director of the Company.

This Resignation Letter shall come into effect as of the Money Transfer Date under the SunnyWorld Center Project Acquisition Agreement as made and entered into by [Noah Kekong Entity], [Xinting Investment Entity], [Nanchang Qingting Entity], [United Win China Entity], [Shanghai Qingting Entity], [Actual Controller 1 of Party C] and [Actual Controller 2 of Party C].

By: [●]
Date:

Resignation Letter

To: [Shanghai Qingting Entity]

I, [●], hereby quit the director of [Shanghai Qingting Entity] (the “Company”).

The Company neither owes any outstanding payments or reimbursements to me nor has any outstanding obligations to me. I agree not to make any claims or other claims for rights against the Company at any time in relation to such resignation and any matters during my tenure as a director of the Company.

This Resignation Letter shall come into effect as of the Money Transfer Date under the Shanghai Hongqiao SunnyWorld Center Project Acquisition Agreement as made and entered into by [Noah Kekong Entity], [Xinting Investment Entity], [Nanchang Qingting Entity], [United Win China Entity], [Shanghai Qingting Entity], [Actual Controller 1 of Party C] and [Actual Controller 2 of Party C].

By: [●]
Date:

Annex 6

Termination Contract

This Termination Contract (hereinafter referred to as “This Contract”) is made and entered into by and among the following Parties on the _____ day of _____, 2021 in Shanghai.

Mortgagee: [Xinting Investment Entity] (“Xinting Investment”), with [Cinda International Shanghai Entity] as its Managing Partner and its registered office at [●];

Mortgagor: [Shanghai Qingting Entity] (“Shanghai Qingting”), with its registered office at [●];

Debtor: [Nanchang Qingting Entity] (“Nanchang Qingting”),with its registered office at [●].

(Hereinafter, also individually referred to as “Party” and jointly referred to as “Parties”)

Whereas:

1.

The Parties hereto signed the Equity Repurchase Agreement numbered [●] (“Master Agreement”) on June 21, 2017, specifying that Nanchang Qingting shall have the obligation to pay the equity maintenance fees to Xinting Investment, and will, under certain conditions, purchase all Equity of Shanghai Qingting from Xinting Investment.

2.

The Parties hereto signed the Mortgage Contract numbered [●] (the “Mortgage Contract”) on June 23, 2017. Under the Mortgage Contract, Shanghai Qingting shall, with its SunnyWorld Center Project as collateral, provide mortgage guarantees for Xinting Investment in relation to the Equity repurchase and Equity maintenance fees payment obligations to be fulfilled by Nanchang Qingting to Xinting Investment and in relation to the credits formed on the basis of other liabilities, representations and warranties and commitments.

Through friendly negotiation, all Parties hereto agree to rescind the Mortgage Contract under this Contract and agree on the following matters regarding the rescission of the Mortgage Contract.

Article 1 Rescission and Termination

1.1.	The Mortgage Contract signed by all Parties (Contract No.: [●]) shall be rescinded from the signing date of this Contract.
1.2.

Each Party acknowledges that the Mortgage Contract will be terminated from the signing date of this Contract and will no longer be legally binding to the Parties. Xinting Investment shall not make any claims for rights against Shanghai Qingting and/or the SunnyWorld Center Project under the Mortgage Contract.

Article 2 Commitments and Warranties

2.1.

Upon the signing of this Contract, all Parties are not required to continue the fulfillment of any responsibilities and obligations under the Mortgage Contract. Shanghai Qingting does not have any disputes or controversies in relation to this Contract, the Mortgage Contract or related matters concerning the Mortgage Contract with other Parties.

2.2.	The signing of this Contract will not cause the creation of or increase in any obligation, liability, debt or burden of Shanghai Qingting.
2.3.

Xinting Investment acknowledges that upon the signing of this Contract, Xinting Investment will not make any claims, demands, or claims for rights against Shanghai Qingting and/or the SunnyWorld Center Project under the Mortgage Contract.

Article 3 Effectiveness and Miscellaneous

3.1	Any amendment or waiver of any clause of this Contract shall be made in writing and shall be effective after it is signed and sealed by all Parties.
3.2	This Contract shall supersede any previous oral and written communications, negotiations, and commitments on matters involved in this Contract.
3.3

This Contract is concluded under and governed by the laws of the People’s Republic of China. All disputes concerning this Contract shall be governed by the people’s court where the SunnyWorld Center Project is located.

3.4

This Contract shall come into effect after each Party signs and attach a seal on it. This Contract is made in six (6) copies, and each party holds two (2) copies, each of which shall have the same legal effect.

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(Signing page)

Mortgagee: [Xinting Investment Entity]

Managing Partner (Seal):

(Signing page)

Mortgagor: [Shanghai Qingting Entity] (Seal)

Legal Representative (Signature):

(Signing page)

Debtor: [Nanchang Qingting SunnyWorld Entity] (Seal)

Legal Representative (Signature):

Date of Signing: _____day of _____, 2021